CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-258124 on Form S-8 of our reports dated March 9, 2022 relating to the consolidated financial statements of First Majestic Silver Corp. (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report, dated March 31, 2022, on Form 40-F for the year ended December 31, 2021, and in the Current Report, dated March 14, 2022, on Form 6-K/A.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

December 1, 2022